FOR IMMEDIATE RELEASE GATX CORPORATION ADDS JOHN HOLMES TO BOARD OF DIRECTORS CHICAGO, Jan. 26, 2024 − GATX Corporation (NYSE: GATX) today announced the election of John M. Holmes to its board of directors. Mr. Holmes will also serve as a member of the board’s Audit Committee. With the appointment of Mr. Holmes, the GATX board will now consist of 10 members, including nine independent directors. “We are pleased to welcome John to GATX’s board of directors,” said Robert C. Lyons, president and chief executive officer of GATX. “John is an outstanding business leader with deep international experience and a strong track record of performance. His insights will be an asset to GATX as we continue executing our global growth strategy.” “John is an excellent addition to our group of independent directors,” said James B. Ream, chair of the board of directors. “With his extensive knowledge of the global aviation industry and operational and financial expertise, John will provide valuable perspectives to GATX.” Mr. Holmes, 47, is chairman, president and chief executive officer of AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government customers. Mr. Holmes was named president of AAR in 2017, chief executive officer in 2018, and chairman of AAR’s board of directors in 2023. Mr. Holmes joined AAR in 2001 as director of mergers and acquisitions and became general manager of AAR’s Parts Supply business in 2003, and progressively assumed responsibility of other businesses with a focus on achieving growth and operational efficiencies. Prior to joining AAR, Mr. Holmes worked in investment banking and private equity. He holds an MBA from the University of Chicago and a bachelor’s degree in finance from the University of Illinois Urbana-Champaign. COMPANY DESCRIPTION At GATX Corporation (NYSE: GATX), we empower our customers to propel the world forward. GATX leases transportation assets including railcars, aircraft spare engines and tank containers to customers worldwide. Our mission is to provide innovative, unparalleled service that enables our customers to transport what matters safely and sustainably while championing the well-being of our employees and communities. Headquartered in Chicago, Illinois since its founding in 1898, GATX has paid a quarterly dividend, uninterrupted, since 1919. NEWS RELEASE

Page 2 AVAILABILITY OF INFORMATION ON GATX'S WEBSITE Investors and others should note that GATX routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the GATX Investor Relations website. While not all of the information that the Company posts to the GATX Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in GATX to review the information that it shares on www.gatx.com under the “Investors” tab. FOR FURTHER INFORMATION CONTACT: GATX Corporation Shari Hellerman Senior Director Investor Relations, ESG, and External Communications 312-621-4285 shari.hellerman@gatx.com (01/26/2024)